Exhibit 10.29

THIRD AMENDMENT

TO

EXCLUSIVE DISTRIBUTION AGREEMENT

BETWEEN

SCILEX PHARMACEUTICALS, INC.

AND

CARDINAL HEALTH 105, LLC

This Third Amendment to Exclusive Distribution Agreement (the “Amendment”) is made as of this 1st day of October, 2021 (the “Effective Date”), between Scilex Pharmaceuticals, Inc., a Delaware corporation, with an address of 960 San Antonio Road, Palo Alto, CA 94303 (“Client”), and Cardinal Health 105, LLC (f.k.a. Cardinal Health 105, Inc.), an Ohio limited liability company, with a place of business at 501 Mason Road, Suite 200, La Vergne, Tennessee, 37086 (“Cardinal Health”) each individually a (“Party”) and collectively (the “Parties”).

RECITALS

WHEREAS, Cardinal Health and Client are Parties to the Exclusive Distribution Agreement dated as of 6th day of August, 2015, as amended (the “Agreement”) and the Parties desire to amend the Agreement as provided in this Amendment; and

WHEREAS, Cardinal Health and Client mutually agree to amend Section 6.1 in the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree that the Agreement is hereby amended as follows:

1.	Amendment to Section 6.1 (Term) of the Agreement. Section 6.1 of the Agreement is deleted, in its entirety, and replaced with the following:

Term. The Initial Term of this Agreement shall begin on the Effective Date and shall continue through September 30, 2024, unless terminated earlier pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for additional terms of one (1) year each (each, a “Renewal Term,” and together with the Initial Term, the “Term”), unless written notice of termination is given by either Party at least thirty (30) days prior to the end of the Initial Term or any Renewal Term.

2.	No Other Changes. Except as specifically set forth in this Amendment, the Agreement will continue in full force and effect without change.

3.

Interpretation. To the extent there are any inconsistencies between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment will control. Capitalized terms not otherwise defined herein shall have the same meaning given those terms in the Agreement, it being the intent of the Parties that the Agreement and this Amendment will be applied and construed as a single instrument. The Agreement, as modified by this Amendment, constitutes the entire agreement between Cardinal Health and Client regarding the subject matter of this Amendment and supersedes all prior or contemporaneous writings and understandings between the Parties regarding the same.

4.

Counterparts. This Amendment may be executed in one or more counterparts (with facsimile signatures acceptable), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Amendment shall constitute an original.

5.

Authorized Signatories. All signatories to this Amendment represent that they are authorized by their respective companies to execute and deliver this Amendment on behalf of their respective companies, and to bind such companies to the terms herein.

IN WITNESS, WHEREOF, the Parties hereto have agreed to this Amendment by having their duly authorized representative execute this Amendment effective as of the Effective Date first written above.

CARDINAL HEALTH 105, LLC		SCILEX PHARMACEUTICALS, INC.

By:	/s/ Joel Wayment	By:	/s/ Jaisim Shah

Joel Wayment		Jaisim Shah

VP, Operations		CEO & President

Date:	Oct 28, 2021	Date:	10/27/2021